Exhibit 10.3

ASSIGNMENT AGREEMENT

For Patent Rights

This Assignment Agreement is made and entered into by and between

University Medical Center of the Johannes Gutenberg University Mainz, a corporation under the public laws of Germany (Körperschaft des öffentlichen Rechts), with registered office at Langenbeckstrasse 1, 55131 Mainz, Germany, represented by its Board of Directors which, in turn, is represented by PD Dr. Christian Elsner, Chief Finance Officer (hereinafter referred to as “UMC Mainz“)

and

ARCA biopharma, Inc., a company incorporated under the laws of Delaware, United States of America, LEI 529900TG7O4ESUDMGI54, with registered office at 10170 Church Ranch Way, Suite 100, Westminster Colorado, USA 80021, represented by Chris Ozeroff, Senior Vice President, and General Counsel (hereinafter referred to as “ARCA”).

WITNESSETH

WHEREAS, UMC Mainz is the owner of certain Patent Rights (as later defined herein) relating to the use of the compound known as rNAPc2 for therapeutic use relating to the SARS-Co-V-2 virus and the infection syndrome caused by it known as COVID-19, and has the right to assign such Patent Rights; and

WHEREAS, ARCA is the owner of certain intellectual property relating to the clinical and pre-clinical development of rNAPc2, and is conducting a clinical trial of rNAPc2 as a potential therapeutic for COVID-19; and

WHEREAS, ARCA is interested in acquiring and further developing the Patent Rights for commercial applications such as COVID-19; and

WHEREAS, UMC Mainz desires to have the Patent Rights developed and commercialized to benefit the public and is willing to assign them hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1.  DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

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1.01

“Assigned Process(es)” shall mean any process, art, or method, that is covered by an issued, unexpired, valid and enforceable claim contained in the Patent Rights, which has not lapsed, been abandoned, been revoked or deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

1.02	“Assigned Product(s)” shall mean any:

(a)product or part thereof that is covered by a pending claim, or an issued, unexpired, valid and enforceable claim contained in the Patent Rights, which has not lapsed, been abandoned, been revoked or deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction; or

(b)product, chemical composition, apparatus, or part thereof that is manufactured or discovered by using an Assigned Process(es) or is employed to practice an Assigned Process(es); or

(c)	product produced, discovered, manufactured or created through the use of any Assigned Product.

1.03	“Effective Date” shall mean the date of the last signature on this Agreement.

1.04	“Improvement” shall mean any invention the practice of which would also require the practice of an invention claimed in or covered by the Patent Rights.

1.05	“Invention” shall mean an invention relating to the use of rNAPc2 as a potential human therapeutic conceived of or reduced to practice by Dr. Wolfram Ruf, whether alone or as co-inventor.

1.06

“Know-How” shall mean, and be limited to, UMC Mainz's proprietary information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the Patent Rights.

1.07

“Net Sales” shall mean the total gross receipts for sales of Assigned Products or practice of Assigned Processes by ARCA (or any third party authorized by ARCA whether by license, sublicense, corporate acquisition or otherwise), and from leasing, renting, cross-licensing or otherwise making Assigned Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, commissions, packing costs, insurance costs, collection costs, freight out, value added taxes (VAT) and other taxes or excise duties directly linked to sales of the Assigned Products or Assigned Processes, and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted.

1.08	“Patent Rights” shall mean all of the following UMC Mainz intellectual property:

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(a)patents, patent applications and/or provisional patent applications in the United States and any and all other countries of the world, including without limitation the European Union, United Kingdom, Russia, China, India, Brasil, and Australia, listed in Appendix A; and

(b)patents and patent applications in the United States and any and all other countries of the world, including without limitation the European Union, United Kingdom, Russia, China, India, Brasil, and Australia, including utility models, that issue from the applications listed in Appendix A, as well as divisionals, continuations and other applications claiming priority to the applications listed in Appendix A; and

(c)

any and all reissues or reexaminations of the patents and patent application in the United States and any and all other countries of the world, including without limitation the European Union, United Kingdom, Russia, China, India, Brasil, and Australia, listed in Appendix A and/or described in (a) or (b) above; and

(d)

any and all existing and future patents and patent application issuing from the patents and patent application listed in Appendix A and/or described in (a), (b) and (c) above and any existing and future patents and patent applications regarding rNAPc2 in all countries of the world, including without limitation the European Union, United Kingdom, Russia, China, India, Brasil and Australia.

1.09

“rNAPc2” means the single-chain, non-glycosylated 85 amino acid protein (MW= 9732 d) known as a tissue factor inhibitor, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof.

1.10	“Royalty” shall mean any running consideration paid by ARCA pursuant to this Agreement.

ARTICLE 2. ASSIGNMENT, GRANT OF RIGHTS AND ACCEPTANCE

2.01

UMC Mainz hereby assigns to ARCA the Know-How and the Patent Rights including the rights, title, interest and benefit therein and all the rights, powers, privileges and immunities conferred on the proprietor thereof by the grant of patents and the right to claim priority to the Patent Rights. ARCA accepts the aforementioned assignment without any restrictions and with all rights and obligations derived therefrom. UMC Mainz declares that the rights to the inventions underlying the patent applications as listed in Appendix A have been claimed from its employees under the German Employee Inventors Act and that UMC Mainz is the true owner of the rights to said inventions and the Patent Rights listed in Appendix A.  UMC Mainz and ARCA undertake to make all legally binding declarations, perform all acts and take all measures without culpable delay in order to achieve an effective transfer and corresponding registration of the Know-How and the Patent Rights with the relevant competent patent authorities.

2.02

UMC Mainz shall retain a non-transferable, fully-paid up, non-exclusive license to practice the Patent Rights and Know-How for nonprofit research and education purposes, insofar as confidentiality and publication rules under Art. 3 are respected.

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2.03	Improvements and New Inventions

(a)

Improvements.  ARCA shall have the exclusive option to include Improvements in the Patent Rights. Within thirty (30) days of notification by inventor(s) to UMC Mainz of an Improvement, UMC Mainz shall disclose such Improvement to ARCA. ARCA shall have [ * ] from such disclosure to exercise the option, and shall reimburse UMC Mainz for all patent costs related to such Improvement incurred prior to and during the option period.  Upon exercise of the option, the Improvement shall be deemed included in the Patent Rights assigned under this Agreement. If the option is exercised by ARCA, UMC Mainz shall thus be obliged to assign and transfer all rights related to such Improvements to ARCA.

(b)New Inventions. UMC Mainz hereby grants ARCA the following option rights:

ARCA shall have an exclusive option for assignment [ * ] for other Inventions as follows: Subsequent to the execution of this Agreement, UMC Mainz shall notify ARCA of any Invention that has been disclosed to UMC Mainz.  ARCA shall have      [ * ] from each such notice to inform UMC Mainz in writing of its desire for an option for assignment for such Invention.  If ARCA informs UMC Mainz in writing of such intention within this [ * ] ARCA shall have [ * ] from such date to exercise the option by written notice to UMC Mainz.  The parties shall then negotiate [ * ] for the assignment of such Invention pursuant to this section in good faith.

(c)

The parties acknowledge that ARCA has informed UMC Mainz of its desire for an option for assignment to the Inventions listed in Appendix B as constituting other Inventions subject to this Section (b) above, and ARCA shall have [ * ] from the Effective Date of this Agreement to exercise such option in accordance with the terms as set out under this Section (b) above.

For safeguarding of ARCA’s rights under the present Art. 2.03, UMC Mainz shall claim any and all rights to Improvements and Inventions made by UMC Mainz’s employees and shall not be allowed to release such Improvements and Inventions under the German Employee Inventors Act (“ArbEG”) as long as ARCA has not declared in writing that ARCA is not interested in exercising any of its option rights.

2.04

UMC Mainz will promptly do, or arrange for others to do, everything reasonably necessary or desirable to give full effect to the assignment under Art. 2.01 and future assignments under Art. 2.03 including, without limitation, deposing to or swearing any declaration or oath.

ARTICLE 3.	CONFIDENTIALITY; PUBLICATIONS; FURTHER COLLABORATION

3.01

Confidential Information:  The parties acknowledge that throughout the term of this Agreement, either party may need to provide the other with Confidential Information.  For purposes of this Agreement the term "Confidential Information" shall mean any and all information, invention disclosure forms, know-how, data, technical and non-technical materials, designs, concepts, processes, product samples and specifications, financial or

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business information and other expertise, whether or not patentable, furnished by one party to the other party, either directly or indirectly. Confidential Information shall include information provided in writing (including graphic material) or orally by the disclosing party and/or observed by the receiving party or upon review of Confidential Information provided by the disclosing party, with the exception of:

a.	information which at the time of disclosure had been previously published or was otherwise in the public domain through no fault of the receiving party;
b.	information which becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement;
c.

information which was already in the receiving party’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use thereof;

d.	information that is independently developed without use of the Confidential Information; and,
e.	information which is required to be disclosed by law, court order, or government regulation.

Each party, its employees, subsidiaries and Affiliates agree to maintain in confidence the other party’s Confidential Information with the same degree of care the receiving party holds its own confidential and proprietary information.  The receiving party shall only permit access to Confidential Information of the disclosing party to those of the receiving party’s employees, and confidential advisors and potential bona fide business partners having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.  The receiving party will not use the Confidential Information except to evaluate whether the parties have a mutual interest in pursuing a business and technical relationship or other purposes consistent with this Agreement.  The receiving party will disclose the Confidential Information only to its officers and employees directly concerned with the evaluation of the Confidential Information related to ARCA’s option rights or execution of ARCA’s obligations under this Agreement, and the receiving party will not disclose the Confidential Information to any third party, nor will the receiving party use the Confidential Information for any other purpose except as permitted by this Agreement.

3.02

Rights Retained: Subject to the provisions of this Article 3, all proprietary rights of the disclosing party (including, but not limited to, patent rights, copyrights and/or trade secrets) in and to the Confidential Information shall remain the property of the disclosing party if not expressly stipulated otherwise in the present Agreement.

3.03

No Further Rights Granted:  If not expressly stipulated in the present Agreement, the Confidential Information being disclosed pursuant to this Agreement is with the express understanding that neither party will be obligated to enter into any further agreement relating to the Confidential Information, and nothing in this Agreement shall be construed as granting any right, title, grant, option, ownership, interest in or license from one party to the other relating thereto.

3.04

The obligations of confidentiality and non-use of Confidential Information shall terminate five (5) years from the date a particular item of Confidential Information is first received by the receiving party unless expressly agreed otherwise by the parties.

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3.05

Publications: Prior to any (scientific) publications related to the content of Patent Rights, Improvements and/or Inventions, UMC Mainz shall submit a draft of the intended publication to ARCA for review. ARCA shall have six (6) weeks from the receipt of the draft to:

a) notify UMC Mainz of any objection concerning its Confidential Information or concerning the Patent Rights, Improvements and/or new Inventions, if any. If an objection is raised, discussion shall be held without delay to determine acceptable modifications to resolve the issue and allow dissemination within three (3) months as from the date of notification; and/or

b) require the postponement, for not more than three (3) months, in the event that before the planned disclosure patent applications concerning the Patent Rights, Improvements and/or new Inventions have to be filed.

Failure to respond within the abovementioned six (6) weeks’ period is considered as approval of the publication by ARCA.

3.06

Further collaboration:  The Parties intend to collaborate regarding pre-clinical development of the Assigned Products, including evaluation of the Assigned Products in additional clinical indications.  Such collaboration will be pursuant to a separate agreement that will provide for reimbursement of any UMC Mainz costs and resources incurred and committed to such collaboration.

ARTICLE 4.  PAYMENTS, MILESTONES AND ROYALTIES

4.01	As consideration for the assignment of UMC Mainz's Know-How and UMC Mainz's Patent Rights, ARCA agrees to pay to UMC Mainz:

(a)An upfront payment as set forth in Appendix C; and

(b)Milestone payments as set forth in Appendix C; and

(c)Royalties as set forth in Appendix C.

3.02	No multiple Royalties shall be payable in the event that any Assigned Products or Assigned Processes are covered by more than one of the Patent Rights.
3.03

Unless otherwise provided herein, all payments required under this Agreement shall be due within thirty (30) days of written notice from UMC Mainz. Royalties shall be payable quarterly as provided below. Payments past due shall bear interest at the rate of one and one-half percent (1.5%) per month compounded, or the maximum interest rate allowed by applicable law, whichever is less.

ARTICLE 5.  REPORTS, RECORDS AND AUDITS

5.01

On or before the sixtieth (60th) day following the end of each calendar quarter following the first commercial sale of an Assigned Product or Assigned Process and for the remainder of the term of this Agreement, ARCA shall provide to UMC Mainz written accounts of the Net Sales of Assigned Products and/or Assigned Processes subject to Royalty hereunder made during the prior quarter and shall pay to UMC Mainz upon written notice of UMC Mainz as stipulated in Sec. 4.03 the Royalties due on such Net Sales, if any, in United States Dollars.

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5.02

ARCA shall keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the Royalties accrued and payable under this Agreement to be determined.  Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by UMC Mainz.

ARTICLE 6.  PATENTS, COSTS AND PROSECUTION

6.01

As a consequence of the assignment under Article 2.01 and for the avoidance of doubt, ARCA shall control and pursue the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights, using patent counsel of its choice. ARCA shall be responsible for all future expenses associated with the Patent Rights. ARCA shall explicitly be free not to prosecute, maintain or defend any of the Patent Rights.

6.02     UMC Mainz shall provide such reasonable assistance as requested by ARCA as necessary to file, assign, prosecute and maintain the Patent Rights, at ARCA’s expense.

ARTICLE 7.  WARRANTIES, INDEMNIFICATIONS AND INSURANCE

7.01	UMC Mainz represents and warrants that UMC Mainz is the sole owners of the right, title and interest in the Patent Rights.

7.02

UMC MAINZ MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY ARCA, its affiliates OR its VENDEES OR OTHER TRANSFEREES OF ASSIGNED PRODUCTS OR ASSIGNED PROCESSES INCORPORATING OR MADE BY USE OF THE PATENT RIGHTS.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF SUCH PRODUCTS OR PROCESSES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

7.03

ARCA shall indemnify, defend, and hold harmless UMC Mainz, its regents, employees, students, officers, agents, affiliates, and representatives from and against all liability, demands, damages, losses, and expenses, for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

(a)	the use by or on behalf of ARCA, its affiliates, directors, officers, employees, or third parties of any Patent Rights; or

(b)

the design, manufacture, production, distribution, advertisement, consumption, sale, lease, license or use of any Assigned Product(s), Assigned Process(es) or materials by ARCA, or other products or processes developed in connection with or arising out of the Patent Rights.

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7.04	ARCA shall obtain general liability insurance, including product liability insurance, on such terms and in such amounts as are reasonable and customary within the industry.

ARTICLE 7.  DURATION AND TERMINATION

The term of the Agreement shall commence on the Effective Date and extend to the date of expiration of the last to expire of any Patent Rights embodying the Assigned Products or Assigned Processes.  The obligation to pay the Royalty set forth under Article 4 with respect to each Assigned Product or Assigned Process shall expire in any particular territory when the Patent Right(s) covering such Assigned Product or Assigned Process in that territory expire(s) or fail(s) to be issued.

ARTICLE 8.  MISCELLANEOUS

8.01

This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany, excluding its conflict law provisions and the UN Convention for the International Sale of Goods (CISG).

8.02

All notices, demands or consents required or permitted hereunder shall be deemed sufficient if given in writing and personally delivered, sent by registered mail, postage prepaid, or by a nationally recognized overnight courier service, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

UMC Mainz:

[ * ]

Electronic funds transfer can be made to:

[ * ]

ARCA:

ARCA biopharma, Inc.

[ * ]

8.03

ARCA agrees not to identify UMC Mainz in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without UMC Mainz’s prior written consent in each case, except that ARCA may state that it the Patent Rights have been assigned to ARCA by UMC Mainz.

8.04

In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly notify the other party in writing, and upon the other party’s receipt of such notice (“Notice Date”), the parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives of the parties, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to mediate the dispute and negotiate a settlement. If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty

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(60) days after the Notice Date, the dispute may be submitted to court. In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the Parties irrevocably submits to the exclusive jurisdiction of the District Court Frankfurt and waives any objection to Proceedings in such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.  However, either party shall be free to seek appropriate injunctive relief without compliance with the mediation procedures set forth herein. Notwithstanding the foregoing, UMC Mainz shall be permitted to enforce claims for payment under Article 4 of this Agreement against ARCA before any court of competent jurisdiction under the laws of the United States also within the United States.

8.05

The terms and provisions contained in this Agreement constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

8.06

The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

8.07	This Agreement may be assigned by either party upon thirty (30) days prior written notice.

- Signature Page follows -

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IN WITNESS WHEREOF the parties hereto have caused this Agreement, which is effective on the date of the last to sign below, to be executed in duplicate by their respective duly authorized officers.

UMC Mainz:ARCA:

University Medical Center of the Johannes ARCA biopharma, Inc.

Gutenberg University Mainz

By:/s/ Dr. Christian ElsnerBy:/s/ Chris Ozeroff

Title:CFO Title:SVP & General Counsel

Date:01.07.2021Date:June 30, 2021

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APPENDIX A

PATENT RIGHTS related to COVID

Patent #	Title, Inventors

[ * ]

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APPENDIX B

PATENT RIGHTS not related to COVID

Patent/Application Number	Title	Inventors
[ * ]

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APPENDIX C

PAYMENTS and ROYALTIES

In accordance with Articles 4, ARCA shall make the following payments to UMC Mainz:

Upfront Payment: [ * ] payable upon execution of the Agreement.

Development Milestone; First Indication:  [ * ] (the “First Indication). For the avoidance of doubt, such payment shall be due only once.

Development Milestone; Second Indication: [ * ] (the “Second Indication). For the avoidance of doubt, such payment shall be due only once.

First Commercial Sale:  [ * ]. For the avoidance of doubt, such payment shall be due only once upon the grant of the first marketing authorization anywhere in the world leaving subsequent marketing authorizations in other jurisdictions or for other Assigned Products irrelevant.

Sales Milestone:  [ * ] Net Sales of an Assigned Product reaching [ * ].  For the avoidance of doubt, such payment shall be due only once and Net Sales for the purpose of this Milestone may be aggregated over multiple years.

Royalty: A percentage of Net Sales of any Assigned Product or Assigned Process as follows: [ * ] of annual cumulative Net Sales up to and including [ * ]; [ * ] of annual cumulative Net Sales between [ * ]; and [ * ] of annual cumulative Net Sales [ * ]. [ * ].

Royalty Buy-Down Option: Beginning [ * ] and [ * ] (the “Option Period”), ARCA shall have a [ * ] to reduce the Royalty rates set forth above as follows: During the Option Period, ARCA may provide written notice to UMC Mainz of its election of the Royalty Buy-Down Option, accompanied by a        [ * ] made to the UMC Mainz account listed in Section 8.02 or to such other account subsequently provided to ARCA by UMC Mainz.  The Buy-Down Payment shall be [ * ]. The [ * ] remaining shall apply to all sales above it.  The Buy-Down Payment shall be calculated pursuant to the following table:

[ * ]

For purposed of illustration, a Buy Down Payment of [ * ] would eliminate the [ * ], leaving a Royalty of [ * ] on all Net Sales of the Licensed Product or Licensed Process.

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